As filed with the Securities and Exchange Commission on August 20, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPKO HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2402409
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4400 Biscayne Boulevard Miami, Florida 33137	33137
(Address of Principal Executive Offices)	(Zip Code)

Bio-Reference Laboratories, Inc. 2003 Employee Incentive Stock Option Plan

(Full title of the plan)

Kate Inman, Esq.

General Counsel and Secretary

OPKO Health, Inc.

4400 Biscayne Boulevard

Miami, Florida 33137

(Name and address of agent for service)

(305) 575-4100

(Telephone number, including area code, of agent for service)

With a copy to:

Robert L. Grossman, Esq.

Ira N. Rosner, Esq.

Joshua M. Samek, Esq.

Greenberg Traurig, P.A.

333 Avenue of the Americas

Suite 4400

Miami, Florida 33131

(305) 579-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)(2)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value(3)	275,000	$12.87	$3,539,250.00	$411.26

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional and indeterminate shares of common stock, $0.01 par value (the “Common Stock”), of OPKO Health, Inc. (the “Registrant”) which become issuable under the Bio-Reference Laboratories, Inc. 2003 Employee Incentive Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act on the basis of the average of the high and low price of a share of Common Stock as reported by the New York Stock Exchange on August 14, 2015.
(3)	Represents shares issuable pursuant to outstanding options under the Bio-Reference Laboratories, Inc. 2003 Employee Incentive Stock Option Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by OPKO Health, Inc., a Delaware corporation (the “Company”), for the purpose of registering a total of 275,000 shares of its common stock, $0.01 par value (“Common Stock”), issuable pursuant to the Bio-Reference Laboratories, Inc. 2003 Employee Incentive Stock Option Plan (the “Plan”).

Pursuant to the Agreement and Plan of Merger, dated as of June 3, 2015 (the “Merger Agreement”), by and among the Company, Bamboo Acquisition, Inc. and Bio-Reference Laboratories, Inc. (“BRLI”), all awards of options issued under the Plan that are outstanding and unexercised immediately following the effective time of the merger, whether vested or unvested, ceased to represent a right to purchase shares of common stock of BRLI and were assumed by the Company and represent rights to purchase shares of the Common Stock of the Company at the exchange ratio provided in the Merger Agreement.

i

Part I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to all persons who participate in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

Part II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement, other than information furnished pursuant to Item 2.02, Item 7.01, or Item 9.01 of Form 8-K:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on February 27, 2015;

(b)	The Company’s Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014, filed with the Commission on April 30, 2015;

(c)	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015, filed with the Commission on May 11, 2015, and for the quarter ended June 30, 2015, filed with the Commission on August 5, 2015;

(d)	The Company’s Current Reports on Form 8-K filed with the Commission on March 19, 2015, March 30, 2015, April 2, 2015, May 5, 2015, June 4, 2015, June 9, 2015, June 10, 2015, June 18, 2015, July 1, 2015 and July 2, 2015;

(d)	The Company’s Definitive Proxy Statement for its 2015 Annual Meeting filed with the Commission on May 7, 2015; and

(e)	The Company’s description of its common stock, which is registered under Section 12 of the Exchange Act, in its Registration Statement on Form 8-A filed with the Commission on September 14, 2011, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in a subsequently filed document, which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following is a summary of the statutes, certificate of incorporation and bylaw provisions or other arrangements under which the Company’s directors and officers are insured or indemnified against liability in their capacities as such. All the directors and officers of the Company are covered by insurance policies maintained and held in effect by the Company against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Section 145 of Delaware General Corporation Law.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

Section 145 provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

A Delaware corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Certificate of Incorporation Provisions on Exculpation and Indemnification.

The Company’s Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to either the Company or any of its stockholders for monetary damages for a breach of fiduciary duty except for: (i) breaches of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law; (iii) as required by Section 174 of the DGCL; or (iv) a transaction resulting in an improper personal benefit. In addition the corporation has the power to indemnify any person serving as a director, officer or agent of the corporation to the fullest extent permitted by law.

Bylaws Provisions on Indemnification.

The Company’s Amended and Restated Bylaws provide generally that the Company shall indemnify its directors, officers, employees, and agents who are or were a party, or threatened to be made a party, to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was the director, officer, employee, or agent of the corporation, or is or was serving in such a position at its request of any other corporation, partnership, joint venture, trust, or other enterprise.

Other Provisions on Indemnification.

The Company is also a party to indemnification agreements with each of the Company’s directors and certain officers. Consistent with the Company’s Amended and Restated Bylaws, the indemnification agreements require the Company, among other things, to (i) maintain directors’ and officers’ liability insurance for each indemnitee, and (ii) indemnify each indemnitee to the fullest extent permitted by law for certain expenses incurred in a proceeding arising out of indemnitee’s service to the Company or its subsidiaries. The indemnification agreements also provide for the advancement of such expenses to the indemnitee by the Company.

The above discussion of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company and the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and indemnification agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of OPKO Health, Inc., filed with the Secretary of State of the State of Delaware on June 8, 2007, filed as Exhibit 3.1 to OPKO Health, Inc.’s Quarterly Report on Form 10-Q, filed with the Commission on November 12, 2013 and incorporated by reference herein (Commission File No. 001-33528).

4.2	Amended and Restated By-Laws of By-laws of OPKO Health, Inc., effective as of March 28, 2008, filed as Exhibit 2.1 to OPKO Health, Inc.’s Annual Report on Form 10-K, filed with the Commission on March 31, 2008 and incorporated by reference herein (Commission File No. 001-33528).

5.1	Opinion of Greenberg Traurig, LLP.

10.1	Bio-Reference Laboratories, Inc. 2003 Employee Incentive Stock Option Plan, filed as Exhibit 10.5.2 to Bio-Reference Laboratories, Inc.’s Registration Statement on Form S-8 filed with the Commission on December 29, 2003 and incorporated by reference herein (Commission File No. 333-111578).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Greenberg Traurig, LLP (contained in its opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on the signature pages of this Registration Statement).

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on August 20, 2015.

OPKO HEALTH, INC.

By:	/s/ Dr. Phillip Frost, M.D.
	Name:	Dr. Phillip Frost, M.D.
	Title:	Chairman of the Board and Chief Executive
Officer (Principal Executive Officer)

BE IT KNOWN BY THESE PRESENTS: That each person whose name is signed hereto has made, constituted and appointed, and does hereby make, constitute and appoint Steven D. Rubin and Adam Logal, and each of them, his or her true and lawful attorney-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all registration statements and amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, and to file with the Securities and Exchange Commission, granting unto each such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that each such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on August 20, 2015.

Signature	Title

/s/ Jane H. Hsiao, Ph.D., MBA	Vice Chairman of the Board and Chief Technical Officer
Jane H. Hsiao, Ph.D., MBA

/s/ Steven D. Rubin	Director and Executive Vice President – Administration
Steven D. Rubin

/s/ Adam Logal	Senior Vice President and Chief Financial Officer (Principal
Adam Logal	Financial Officer and Principal Accounting Officer)

/s/ Robert A. Baron	Director
Robert A. Baron

/s/ Thomas E. Beier	Director
Thomas E. Beier

/s/ Dmitry Kolosov	Director
Dmitry Kolosov

/s/ Richard A. Lerner, M.D.	Director
Richard A. Lerner, M.D.

Signature	Title

/s/ John A. Paganelli	Director
John A. Paganelli

/s/ Richard C. Pfenniger, Jr.	Director
Richard C. Pfenniger, Jr.

/s/ Alice Lin-Tsing Yu, M.D., Ph.D.	Director
Alice Lin-Tsing Yu, M.D., Ph.D.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of OPKO Health, Inc., filed with the Secretary of State of the State of Delaware on June 8, 2007, filed as Exhibit 3.1 to OPKO Health, Inc.’s Quarterly Report on Form 10-Q, filed with the Commission on November 12, 2013 and incorporated by reference herein (Commission File No. 001-33528).

4.2	Amended and Restated By-Laws of By-laws of OPKO Health, Inc., effective as of March 28, 2008, filed as Exhibit 2.1 to OPKO Health, Inc.’s Annual Report on Form 10-K, filed with the Commission on March 31, 2008 and incorporated by reference herein (Commission File No. 001-33528).

5.1	Opinion of Greenberg Traurig, LLP.

10.1	Bio-Reference Laboratories, Inc. 2003 Employee Incentive Stock Option Plan, filed as Exhibit 10.5.2 to Bio-Reference Laboratories, Inc.’s Registration Statement on Form S-8 filed with the Commission on December 29, 2003 and incorporated by reference herein (Commission File No. 333-111578).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Greenberg Traurig, LLP (contained in its opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on the signature pages of this Registration Statement).